Pricing Supplement dated May 21, 2000                           Rule #424(b)(3)
(To Prospectus dated April 6, 2000)                          File No. 333-33136

                                 [Advanta Logo]

                          For use only by residents of:
            CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR and PA

                            ADVANTA INVESTMENT NOTES

                      PRINCIPAL AMOUNT                 PRINCIPAL AMOUNT
                      $5,000 - $49,999                   $50,000 PLUS
                                     Annual                            Annual
                                   Percentage                        Percentage
  Term         Interest Rate         Yield*        Interest Rate       Yield*
  ----         -------------         ------        -------------       ------
91 days             8.16%              8.50%            8.16%            8.50%
6 month             9.53%             10.00%            9.76%           10.25%
12 month           10.12%             10.65%           10.35%           10.90%
18 month           10.35%             10.90%           10.57%           11.15%
24 month           10.57%             11.15%           10.80%           11.40%
30 month           10.62%             11.20%           10.84%           11.45%
48 month           10.66%             11.25%           10.89%           11.50%
60 month           10.71%             11.30%           10.93%           11.55%


                    REDIRESERVE VARIABLE RATE CERTIFICATES**
                                                            Annual
                                                          Percentage
                      Tier             Interest Rate        Yield*
                      ----             -------------        ------
                 $100 to $4,999            5.25%            5.39%
               $5,000 to $24,999           8.25%            8.60%
               $25,000 to $49,999          8.50%            8.87%
                  $50,000 plus             8.75%            9.14%

                            Minimum Investment $5,000

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED APRIL 6, 2000, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.


** The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of- the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                            FOR MORE INFORMATION CALL
                                 1-800-223-7074